Calgary, July 30, 2021	Exhibit 99.1

Imperial announces second quarter 2021 financial and operating results

•	Second quarter earnings of $366 million with cash flow from operating activities of $852 million

•	Successfully completed significant planned turnaround activities at Kearl, Syncrude and Strathcona

•	Highest second quarter production in over 25 years driven by record production at Kearl

•	Accelerating plans to extend intervals between planned turnarounds at Kearl, eliminating need for second annual turnaround beginning in 2021

•	2021 total gross production guidance increased by 10,000 barrels per day at Kearl and by 5,000 barrels per day at Cold Lake driven by sustained strong performance

•	Highest Chemical quarterly net income in over 30 years

•	Returned over $1.3 billion to shareholders through dividends and repurchase of 4% of outstanding shares

•	Renewed share purchase program to repurchase up to an additional 5% of outstanding shares

•	Announced the launch of the Oil Sands Pathways to Net Zero industry alliance

	Second quarter			Six months
millions of Canadian dollars, unless noted	2021	2020	Δ	2021	2020	Δ
Net income (loss) (U.S. GAAP)	366	(526)	+892	758	(714)	+1,472
Net income (loss) per common share, assuming dilution (dollars)	0.50	(0.72)	+1.22	1.04	(0.97)	+2.01
Capital and exploration expenditures	259	207	+52	422	538	-116

Imperial reported estimated net income in the second quarter of $366 million and cash flow from operating activities of $852 million, down from net income of $392 million and cash flow from operating activities of $1,045 million in the first quarter of 2021. Second quarter results reflect continued strong reliability and improved crude prices, while being impacted by the execution of significant planned turnaround activity, weaker realized margins in the Downstream and foreign exchange rates.

“The decisive actions Imperial took throughout the pandemic to accelerate structural business improvements have enabled the company to recover strongly and generate over $1.8 billion in cash flow from operating activities year-to-date, while also completing significant turnaround activity in the second quarter,” said Brad Corson, chairman, president and chief executive officer. “Imperial has significant momentum entering the second half of the year and is well positioned to continue delivering on its commitments.”

Upstream production for the second quarter averaged 401,000 gross oil-equivalent barrels per day, the highest second quarter production in over 25 years. Kearl quarterly total gross production averaged 255,000 barrels per day, achieving its second highest ever quarterly production while also executing a major planned turnaround. Subsequent to the successful completion of this turnaround, Kearl established a new single-month production record of 311,000 total gross barrels per day in June, surpassing its prior single-month record by 10,000 total gross barrels per day. At Cold Lake, the continued focus on production optimization and reliability improvements supported another strong quarter of production, averaging 142,000 gross barrels per day.

¹ non-GAAP measure - See Attachment VI for definition and reconciliation

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

Following implementation of a multi-year reliability improvement plan and exceptional demonstrated performance, Imperial is accelerating plans to extend the interval between turnarounds at Kearl. This change eliminates the need for a second annual turnaround starting this fall and increases 2021 production guidance for Kearl to 265,000 total gross barrels per day. In addition, based on production performance and enhanced reliability, Imperial is increasing 2021 production guidance for Cold Lake to 135,000 barrels per day.

Refinery throughput in the quarter averaged 332,000 barrels per day with capacity utilization of 78 percent and petroleum product sales of 429,000 barrels per day. Results in the quarter were primarily impacted by the major planned turnaround at Strathcona refinery, which reduced throughput by approximately 70,000 barrels per day. Subsequent to the successful completion of this turnaround, overall refinery capacity utilization increased to 93 percent in the month of June.

Chemical second quarter net income was $109 million, the highest quarterly net income in over 30 years. Chemical results were primarily driven by continued strength in polyethylene margins.

During the second quarter of 2021, Imperial returned over $1.3 billion to shareholders through share repurchases and dividend payments. In June, the company announced the renewal of its share repurchase program, allowing the company to repurchase up to five percent of its outstanding shares over a 12-month period ending on June 28, 2022.

“Despite heavy turnaround activity, Imperial generated substantial free cash flow1 in the quarter which, together with performance in the first quarter, supported our dividend and the repurchase of four percent of our shares, returning over $1.3 billion to shareholders,” said Corson. “Looking forward, with our major turnarounds complete, we are focused on increased production, higher refinery utilization, continued capital discipline and returning cash to shareholders as demonstrated by our recent dividend increase and our launch of an additional five percent share purchase program at the end of the quarter.”

In June, Imperial and its industry peers announced the launch of the Oil Sands Pathways to Net Zero alliance. “Imperial is proud to be a founding member of this unprecedented alliance and we look forward to working together with industry and governments to support society’s ambition to achieve net zero emissions,” added Corson.

¹ non-GAAP measure - See Attachment VI for definition and reconciliation

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED

Second quarter highlights

•

Net income of $366 million or $0.50 per share on a diluted basis, compared to a net loss of $526 million or $0.72 per share in the second quarter of 2020. Net income excluding identified items¹ of $366 million in the second quarter of 2021, compared to net loss excluding identified items¹ of $807 million in the same period of 2020.

•

Cash flows from operating activities of $852 million, compared to cash flows used in operating activities of $816 million in the same period of 2020. Cash flows from operating activities excluding working capital¹ of $893 million, up from cash flows used in operating activities excluding working capital¹ of $575 million in the same period of 2020.

•

Capital and exploration expenditures totalled $259 million, up from $207 million in the second quarter of 2020. The company continues to anticipate full-year capital and exploration expenditures of $1.2 billion in 2021.

•	The company returned $1,332 million to shareholders in the second quarter of 2021, including $1,171 million in share repurchases and $161 million in dividends paid.

•

Renewed share repurchase program, enabling the purchase of up to five percent of common shares outstanding, a maximum of 35,583,671 shares, during the 12-month period ending June 28, 2022, consistent with Imperial’s commitment to return surplus cash to shareholders.

•

Production averaged 401,000 gross oil-equivalent barrels per day, up from 347,000 barrels per day in the same period of 2020. Increased production was driven by strong operating performance as well as the absence of prior year production balancing in-line with market demand. Quarterly production represents the highest second quarter production in over 25 years.

•

Total gross bitumen production at Kearl averaged 255,000 barrels per day (181,000 barrels Imperial’s share), up from 190,000 barrels per day (135,000 barrels Imperial’s share) in the second quarter of 2020. Kearl achieved its second highest ever quarterly production while also completing a major planned turnaround. In June, Kearl established a new single month production record of 311,000 total gross barrels per day, surpassing the prior single-month record by 10,000 total gross barrels per day. Full-year production is now expected to be 265,000 total gross barrels per day, an increase of 10,000 total gross barrels per day above previous guidance, as Kearl transitions to a single annual turnaround beginning in 2021, one year ahead of schedule.

•

Successful start-up of the first Kearl Boiler Flue Gas heat recovery unit. This technology recovers waste heat from a boiler’s combustion exhaust to pre-heat process water and has the potential to not only reduce operating costs, but also emissions by up to 30,000 tonnes/year of carbon dioxide equivalent. Imperial is currently progressing plans to apply this innovative technology on up to five additional boilers.

•

Gross bitumen production at Cold Lake averaged 142,000 barrels per day, up from 123,000 barrels per day in the second quarter of 2020. Higher production was primarily due to improved reliability and lower scheduled downtime compared to the second quarter of 2020. Full-year gross production is now expected to be 135,000 barrels per day, an increase of 5,000 barrels per day above previous guidance, primarily driven by production optimization and reliability enhancements.

•

The company’s share of gross production from Syncrude averaged 47,000 barrels per day, compared to 50,000 barrels per day in the second quarter of 2020. Syncrude completed a major planned turnaround during the second quarter of 2021 and ramped up to full production rates early in the third quarter.

•

Refinery throughput averaged 332,000 barrels per day, up from 278,000 barrels per day in the second quarter of 2020. Capacity utilization was 78 percent, up from 66 percent in the second quarter of 2020. Strathcona refinery completed a major planned turnaround during the second quarter of 2021. Subsequent to the turnaround, overall refinery capacity utilization increased to 93 percent in the month of June.

¹ non-GAAP measure - See Attachment VI for definition and reconciliation

IMPERIAL OIL LIMITED

•	Petroleum product sales were 429,000 barrels per day, up from 357,000 barrels per day in the second quarter of 2020. Increased sales were primarily driven by lower COVID-19 related impacts.

•

Launched the redesigned Synergy Supreme premium gasoline at Esso stations across Canada. Synergy Supreme is formulated to keep engines three times cleaner and has an advanced additive package that provides enhanced engine protection.

•

Chemical net income of $109 million in the quarter, the highest quarterly net income in over 30 years, up from $7 million in the second quarter of 2020. Improved results were primarily driven by continued strength in polyethylene margins.

•

Announced the launch of the Oil Sands Pathways to Net Zero industry alliance. The goal of this unique alliance, working collectively with the federal and Alberta governments, is to achieve net zero greenhouse gas emissions from oil sands operations by 2050 to help Canada meet its climate goals. This alliance includes Canada’s five largest oil sands producers, representing approximately 90 percent of the country’s oil sands production.

¹ non-GAAP measure - See Attachment VI for definition and reconciliation

IMPERIAL OIL LIMITED

Operating Results

In early 2020, the balance of supply and demand for petroleum and petrochemical products experienced two significant disruptive effects. On the demand side, the COVID-19 pandemic spread rapidly through most areas of the world resulting in substantial reductions in consumer and business activity and significantly reduced demand for crude oil, natural gas, and petroleum products. This reduction in demand coincided with announcements of increased production in certain key oil-producing countries which led to increases in inventory levels and sharp declines in prices for crude oil, natural gas, and petroleum products.

Through 2021, demand for petroleum and petrochemical products has continued to improve leading to stronger prices and margins across all segments. Some lingering effects of the weak 2020 business environment continued to have a negative impact on financial results in the first half of 2021 when compared to periods prior to the pandemic. The company continues to closely monitor industry and global economic conditions, including recovery from the COVID-19 pandemic.

Second quarter 2021 vs. second quarter 2020

The company recorded net income of $366 million or $0.50 per share on a diluted basis in the second quarter of 2021, compared to a net loss of $526 million or $0.72 per share in the same period of 2020. Second quarter 2020 results included a reversal of the non-cash inventory revaluation charge of $281 million recorded in the first quarter of 2020.

Upstream recorded net income of $247 million in the second quarter of 2021, compared to a net loss of $444 million in the same period of 2020. Improved results reflect higher realizations of about $1,100 million and higher volumes of about $280 million. These items were partially offset by the absence of the prior year reversal of the non-cash charge of $229 million related to the revaluation of the company’s inventory, higher operating expenses of about $230 million, higher royalties of about $200 million and unfavourable foreign exchange impacts of about $50 million.

West Texas Intermediate (WTI) averaged US$66.17 per barrel in the second quarter of 2021, up from US$27.83 per barrel in the same quarter of 2020. Western Canada Select (WCS) averaged US$54.64 per barrel and US$16.73 per barrel for the same periods. The WTI / WCS differential averaged approximately US$12 per barrel for the second quarter of 2021, up from around US$11 in the same period of 2020.

The Canadian dollar averaged US$0.81 in the second quarter of 2021, an increase of US$0.09 from the second quarter of 2020.

Imperial’s average Canadian dollar realizations for bitumen increased in the quarter, primarily due to an increase in WCS. Bitumen realizations averaged $57.26 per barrel in the second quarter of 2021, up from $12.82 per barrel in the second quarter of 2020. The company’s average Canadian dollar realizations for synthetic crude increased generally in line with WTI, adjusted for changes in exchange rates and transportation costs. Synthetic crude realizations averaged $80.80 per barrel in the second quarter of 2021, up from $32.20 per barrel in the same period of 2020.

Total gross production of Kearl bitumen averaged 255,000 barrels per day in the second quarter (181,000 barrels Imperial’s share), up from 190,000 barrels per day (135,000 barrels Imperial’s share) in the second quarter of 2020. Higher production was mainly due to the absence of prior year production balancing with market demands, partially offset by impacts associated with planned turnaround activities.

Gross production of Cold Lake bitumen averaged 142,000 barrels per day in the second quarter, up from 123,000 barrels per day in the same period of 2020. Higher production was primarily due to improved reliability and lower scheduled downtime.

The company’s share of gross production from Syncrude averaged 47,000 barrels per day, compared to 50,000 barrels per day in the second quarter of 2020. Lower production was primarily associated with planned turnaround activities, partially offset by the absence of prior year production balancing with market demands.

IMPERIAL OIL LIMITED

Downstream recorded net income of $60 million in the second quarter of 2021, compared to a net loss of $32 million in the same period of 2020. Improved results reflect higher margins of about $200 million, partially offset by unfavourable foreign exchange impacts of about $70 million and the absence of the prior year reversal of the non-cash charge of $52 million related to the revaluation of the company’s inventory.

Refinery throughput averaged 332,000 barrels per day, up from 278,000 barrels per day in the second quarter of 2020. Capacity utilization was 78 percent, up from 66 percent in the second quarter of 2020. Higher throughput was driven by reduced impacts associated with the COVID-19 pandemic, partially offset by a planned turnaround at Strathcona.

Petroleum product sales were 429,000 barrels per day, up from 357,000 barrels per day in the second quarter of 2020. Improved petroleum product sales were mainly due to reduced impacts associated with the COVID-19 pandemic.

Chemical net income was $109 million in the second quarter, up from net income of $7 million in the same quarter of 2020, primarily due to higher polyethylene margins.

Corporate and other expenses were $50 million in the second quarter, compared to $57 million in the same period of 2020.

Cash flow generated from operating activities was $852 million in the second quarter, compared with cash flow used in operating activities of $816 million in the corresponding period in 2020, primarily reflecting higher Upstream realizations and favourable working capital impacts.

Investing activities used net cash of $207 million in the second quarter, compared with $172 million used in the same period of 2020.

Cash used in financing activities was $1,336 million in the second quarter, compared with $167 million used in the second quarter of 2020. Dividends paid in the second quarter of 2021 were $161 million. The per share dividend paid in the second quarter was $0.22, consistent with the same period of 2020. During the second quarter, the company, under its share purchase program, purchased about 29.5 million shares for $1,171 million, including shares purchased from ExxonMobil Corporation. In the second quarter of 2020, the company did not purchase any shares under its share purchase program.

The company’s cash balance was $776 million at June 30, 2021, versus $233 million at the end of second quarter 2020.

On April 30, 2021, the company announced an amendment to its normal course issuer bid to increase the number of common shares that were available to be purchased. Under the amendment, the number of common shares available for purchase increased to a maximum of 29,363,070 common shares during the period June 29, 2020 to June 28, 2021.

On June 23, 2021, the company announced by news release that it had received final approval from the Toronto Stock Exchange for a new normal course issuer bid and will continue its existing share purchase program. The program enables the company to purchase up to a maximum of 35,583,671 common shares during the period June 29, 2021 to June 28, 2022. This maximum includes shares purchased under the normal course issuer bid and from Exxon Mobil Corporation concurrent with, but outside of the normal course issuer bid. As in the past, Exxon Mobil Corporation has advised the company that it intends to participate to maintain its ownership percentage at approximately 69.6 percent. The program will end should the company purchase the maximum allowable number of shares, or on June 28, 2022.

IMPERIAL OIL LIMITED

Six months highlights

•	Net income of $758 million, compared to net loss of $714 million in 2020.

•	Net income per share on a diluted basis was $1.04, compared to net loss per share of $0.97 in 2020.

•	Cash flow generated from operating activities was $1,897 million, compared to cash flow used in operating activities of $393 million in 2020.

•	Capital and exploration expenditures totalled $422 million, compared to $538 million in 2020.

•	Gross oil-equivalent production averaged 417,000 barrels per day, up from 383,000 barrels per day in 2020.

•	Refinery throughput averaged 348,000 barrels per day, up from 330,000 barrels per day in 2020.

•	Petroleum product sales were 421,000 barrels per day, up from 409,000 barrels per day in 2020.

•	Per share dividends declared during the year totalled $0.49, up from $0.44 per share in 2020.

•	Returned $1,494 million to shareholders through dividends and share purchases.

Six months 2021 vs. six months 2020

Net income in the first six months of 2021 was $758 million, or $1.04 per share on a diluted basis, compared to a net loss of $714 million or $0.97 per share in the first six months of 2020.

Upstream recorded net income of $326 million for the first six months of the year, compared to a net loss of $1,052 million in 2020. Improved results reflect higher realizations of about $1,810 million and higher volumes of about $280 million. These items were partially offset by higher royalties of about $300 million, higher operating expenses of about $290 million, and unfavourable foreign exchange impacts of about $120 million.

West Texas Intermediate averaged US$62.22 per barrel in the first six months of 2021, up from US$36.66 per barrel in 2020. Western Canada Select averaged US$50.14 per barrel and US$21.20 per barrel for the same periods. The WTI / WCS differential narrowed to approximately US$12 per barrel in the first six months of 2021, from around US$15 per barrel in the same period of 2020.

The Canadian dollar averaged US$0.80 in the first six months of 2021, an increase of US$0.07 from 2020.

Imperial’s average Canadian dollar realizations for bitumen increased in the first six months of 2021 primarily due to an increase in WCS. Bitumen realizations averaged $52.45 per barrel, up from $15.54 per barrel in the same period of 2020. The company’s average Canadian dollar realizations for synthetic crude increased generally in line with WTI, adjusted for changes in exchange rates and transportation costs. Synthetic crude realizations averaged $72.42 per barrel, up from $48.10 per barrel in the same period of 2020.

Total gross production of Kearl bitumen averaged 253,000 barrels per day in the first six months of 2021 (180,000 barrels Imperial’s share), up from 208,000 barrels per day (147,000 barrels Imperial’s share) in the same period of 2020. Higher production was mainly due to the absence of prior year production balancing with market demands, partially offset by impacts associated with planned turnaround activities.

Gross production of Cold Lake bitumen averaged 141,000 barrels per day in the first six months of 2021, up from 131,000 barrels per day in the same period of 2020. Higher production was primarily due to improved reliability.

During the first six months of 2021, the company’s share of gross production from Syncrude averaged 63,000 barrels per day, up from 61,000 barrels per day in the same period of 2020. Higher production was primarily associated with the absence of prior year production balancing with market demands and unplanned downtime, partially offset by planned turnaround activities.

IMPERIAL OIL LIMITED

Downstream net income was $352 million for the first six months of the year, compared to $370 million in the same period of 2020. Results were negatively impacted by unfavourable foreign exchange impacts of about $120 million, partially offset by higher margins of about $50 million and lower operating expenses of about $50 million.

Refinery throughput averaged 348,000 barrels per day in the first six months of 2021, up from 330,000 barrels per day in the same period of 2020. Capacity utilization was 81 percent, up from 78 percent in the same period of 2020. Higher throughput was driven by reduced impacts associated with the COVID-19 pandemic, partially offset by a planned turnaround at Strathcona.

Petroleum product sales were 421,000 barrels per day in the first six months of 2021, up from 409,000 barrels per day in the same period of 2020. Improved petroleum product sales were mainly due to reduced impacts associated with the COVID-19 pandemic.

Chemical net income was $176 million in the first six months of 2021, up from $28 million in the same period of 2020, primarily due to higher polyethylene margins.

Corporate and other expenses were $96 million in the first six months of 2021, up from $60 million in the same period of 2020, mainly due to higher share-based compensation costs.

Cash flow generated from operating activities was $1,897 million in the first six months of 2021, compared to cash flow used in operating activities of $393 million in the same period of 2020, primarily reflecting higher Upstream realizations and favourable working capital impacts.

Investing activities used net cash of $354 million in the first six months of 2021, compared to $480 million used in the same period of 2020, primarily reflecting lower additions to property, plant and equipment.

Cash used in financing activities was $1,538 million in the first six months of 2021, up from $612 million used in the same period of 2020. Dividends paid in the first six months of 2021 were $323 million. The per share dividend paid in the first six months of 2021 was $0.44, consistent with in the same period of 2020. During the first six months of 2021, the company, under its share purchase program, purchased about 29.5 million shares for $1,171 million. In the first six months of 2020, the company purchased about 9.8 million shares for $274 million.

At March 31, 2021, due to the termination of transportation services agreements related to a third-party pipeline project, the company recognized a liability of $62 million, previously reported as a contingent liability in Note 10 of Imperial’s Form 10-K. In connection with the same project, commitments under “Other long-term purchase agreements” as reported in Imperial’s Form 10-K decreased by approximately $2.9 billion. The majority of these commitments related to years 2026 and beyond.

Key financial and operating data follow.

IMPERIAL OIL LIMITED

Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Forward-looking statements can be identified by words such as believe, anticipate, intend, propose, plan, goal, seek, project, predict, target, estimate, expect, strategy, outlook, schedule, future, continue, likely, may, should, will and similar references to future periods. Forward-looking statements in this report include, but are not limited to, references to the acceleration of plans to extend the interval between turnarounds at Kearl and eliminating the need for a second turnaround this fall; the company being well positioned to deliver on its commitments; increased Kearl 2021 production guidance of 265,000 gross barrels per day; increased Cold Lake 2021 production guidance of 135,000 barrels per day; the company’s focus on increased production, higher refinery utilization, capital discipline and returning cash to shareholders; the impact of participation in the Oil Sands Pathways to Net Zero alliance to support society’s ambition to achieve net zero; anticipated full year capital and exploration expenditures of $1.2 billion for 2021; Imperial’s commitment to return surplus cash to shareholders and the renewed share repurchase program; the impact of Kearl’s Boiler Flue Gas recovery unit, and its potential application to additional boilers; and the benefits of Synergy Supreme premium gasoline.

Forward-looking statements are based on the company’s current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning demand growth and energy source, supply and mix; commodity prices, foreign exchange rates and general market conditions; production rates, growth and mix across various assets; project plans, timing, costs, technical evaluations and capacities and the company’s ability to effectively execute on these plans and operate its assets, including the ability to effectively implement the extension of turnaround intervals at Kearl; the adoption and impact of new facilities or technologies such as Kearl’s Boiler Flue Gas unit, including on reductions to greenhouse gases; progression of COVID-19 and its impacts on Imperial’s ability to operate its assets, including the possible shutdown of facilities due to COVID-19 outbreaks; applicable laws and government policies, including restrictions in response to COVID-19; cost savings; refinery utilization; cash generation, financing sources and capital structure; capital and environmental expenditures; and the company’s ability to effectively execute on its business continuity plans and pandemic response activities could differ materially depending on a number of factors.

These factors include global, regional or local changes in supply and demand for oil, natural gas, and petroleum and petrochemical products and resulting price, differential and margin impacts, including foreign government action with respect to supply levels and prices and the impact of COVID-19 on demand; availability and allocation of capital; unanticipated technical or operational difficulties; project management and schedules and timely completion of projects; availability and performance of third-party service providers, including in light of restrictions related to COVID-19; political or regulatory events, including changes in law or government policy such as tax laws, production curtailment and actions in response to COVID-19; transportation for accessing markets; the results of research programs and new technologies, and ability to bring new technologies to commercial scale on a cost-competitive basis; management effectiveness and disaster response preparedness, including business continuity plans in response to COVID-19; environmental risks inherent in oil and gas exploration and production activities; environmental regulation, including climate change and greenhouse gas regulation and changes to such regulation; the receipt, in a timely manner, of regulatory and third-party approvals; operational hazards and risks; cybersecurity incidents, including increased reliance on remote working arrangements and activation of business continuity plans due to COVID-19; currency exchange rates; general economic conditions; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial Oil Limited’s most recent annual report on Form 10-K.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial Oil Limited. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

In this release all dollar amounts are expressed in Canadian dollars unless otherwise stated. This release should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

IMPERIAL OIL LIMITED

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

Synergy Supreme claims are based on comparison of Synergy Supreme premium gas to gasoline meeting minimum Canadian government detergency standards in port fuel injected engines. Actual benefits are based on continuous use and may vary depending on vehicle type, driving style, and gasoline previously used.

IMPERIAL OIL LIMITED

Attachment I

	Second Quarter		Six Months
millions of Canadian dollars, unless noted	2021	2020	2021	2020
Net Income (loss) (U.S. GAAP)
Total revenues and other income	8,047	3,710	15,045	10,400
Total expenses	7,576	4,403	14,062	11,348
Income (loss) before income taxes	471	(693)	983	(948)
Income taxes	105	(167)	225	(234)
Net income (loss)	366	(526)	758	(714)
Net income (loss) per common share (dollars)	0.51	(0.72)	1.04	(0.97)
Net income (loss) per common share - assuming dilution (dollars)	0.50	(0.72)	1.04	(0.97)

Other Financial Data
Gain (loss) on asset sales, after tax	22	9	24	15

Total assets at June 30			38,939	39,500

Total debt at June 30			5,262	5,193

Shareholders’ equity at June 30			20,769	22,916

Capital employed at June 30			26,055	28,134

Dividends declared on common stock
Total	195	162	356	324
Per common share (dollars)	0.27	0.22	0.49	0.44

Millions of common shares outstanding
At June 30			704.6	734.1
Average - assuming dilution	725.8	734.1	730.8	736.5

IMPERIAL OIL LIMITED

Attachment II

	Second Quarter		Six Months
millions of Canadian dollars	2021	2020	2021	2020

Total cash and cash equivalents at period end	776	233	776	233

Operating Activities
Net income (loss)	366	(526)	758	(714)
Adjustments for non-cash items:
Depreciation and depletion	450	413	944	866
Impairment of intangible assets	-	-	-	20
(Gain) loss on asset sales	(24)	(10)	(27)	(17)
Inventory write-down to current market value	-	(281)	-	-
Deferred income taxes and other	76	(242)	136	(199)
Changes in operating assets and liabilities	(41)	(241)	(64)	(429)
All other items - net	25	71	150	80
Cash flows from (used in) operating activities	852	(816)	1,897	(393)

Investing Activities
Additions to property, plant and equipment	(241)	(205)	(408)	(515)
Proceeds from asset sales	35	40	42	49
Loans to equity companies - net	(1)	(7)	12	(14)
Cash flows from (used in) investing activities	(207)	(172)	(354)	(480)

Cash flows from (used in) financing activities	(1,336)	(167)	(1,538)	(612)

IMPERIAL OIL LIMITED

Attachment III

	Second Quarter		Six Months
millions of Canadian dollars	2021	2020	2021	2020

Net income (loss) (U.S. GAAP)
Upstream	247	(444)	326	(1,052)
Downstream	60	(32)	352	370
Chemical	109	7	176	28
Corporate and other	(50)	(57)	(96)	(60)
Net income (loss)	366	(526)	758	(714)

Revenues and other income
Upstream	3,934	1,180	7,427	3,554
Downstream	5,831	2,738	11,136	8,117
Chemical	456	199	832	459
Eliminations / Corporate and other	(2,174)	(407)	(4,350)	(1,730)
Revenues and other income	8,047	3,710	15,045	10,400

Purchases of crude oil and products
Upstream	2,044	512	3,878	2,162
Downstream	4,760	1,896	8,780	5,665
Chemical	240	119	449	259
Eliminations	(2,177)	(412)	(4,353)	(1,745)
Purchases of crude oil and products	4,867	2,115	8,754	6,341

Production and manufacturing
Upstream	1,166	884	2,275	1,992
Downstream	357	343	683	751
Chemical	46	46	96	109
Eliminations	-	-	-	-
Production and manufacturing	1,569	1,273	3,054	2,852

Selling and general
Upstream	-	-	-	-
Downstream	142	135	275	316
Chemical	22	21	47	46
Eliminations / Corporate and other	36	27	67	(13)
Selling and general	200	183	389	349

Capital and exploration expenditures
Upstream	130	145	215	376
Downstream	120	51	188	127
Chemical	2	2	4	11
Corporate and other	7	9	15	24
Capital and exploration expenditures	259	207	422	538

Exploration expenses charged to Upstream income included above	2	3	4	4

IMPERIAL OIL LIMITED

Attachment IV

Operating statistics	Second Quarter		Six Months
	2021	2020	2021	2020

Gross crude oil and natural gas liquids (NGL) production
(thousands of barrels per day)
Kearl	181	135	180	147
Cold Lake	142	123	141	131
Syncrude	47	50	63	61
Conventional	11	11	10	14
Total crude oil production	381	319	394	353
NGLs available for sale	1	2	2	2
Total crude oil and NGL production	382	321	396	355

Gross natural gas production (millions of cubic feet per day)	116	157	123	167

Gross oil-equivalent production (a)	401	347	417	383
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)
Kearl	174	134	174	144
Cold Lake	111	122	112	128
Syncrude	38	49	56	60
Conventional	11	11	10	12
Total crude oil production	334	316	352	344
NGLs available for sale	2	1	2	1
Total crude oil and NGL production	336	317	354	345

Net natural gas production (millions of cubic feet per day)	119	146	119	161

Net oil-equivalent production (a)	356	341	374	372
(thousands of oil-equivalent barrels per day)

Kearl blend sales (thousands of barrels per day)	252	199	250	209
Cold Lake blend sales (thousands of barrels per day)	201	176	191	183
NGL sales (thousands of barrels per day) (b)	-	2	-	2

Average realizations (Canadian dollars)
Bitumen (per barrel)	57.26	12.82	52.45	15.54
Synthetic oil (per barrel)	80.80	32.20	72.42	48.10
Conventional crude oil (per barrel)	58.44	15.47	54.16	30.26
NGL (per barrel)	30.07	13.88	30.97	11.41
Natural gas (per thousand cubic feet)	3.45	1.50	3.34	1.69

Refinery throughput (thousands of barrels per day)	332	278	348	330
Refinery capacity utilization (percent)	78	66	81	78

Petroleum product sales (thousands of barrels per day)
Gasolines	209	178	203	205
Heating, diesel and jet fuels	147	125	150	152
Heavy fuel oils	28	18	24	16
Lube oils and other products	45	36	44	36
Net petroleum products sales	429	357	421	409

Petrochemical sales (thousands of tonnes)	222	190	433	376

(a)	Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.
(b)	2021 NGL sales round to 0.

IMPERIAL OIL LIMITED

Attachment V

		Net income (loss) per
	Net income (loss) (U.S. GAAP)	common share - diluted (a)
	millions of Canadian dollars	Canadian dollars

2017
First Quarter	333	0.39
Second Quarter	(77)	(0.09)
Third Quarter	371	0.44
Fourth Quarter	(137)	(0.16)
Year	490	0.58

2018
First Quarter	516	0.62
Second Quarter	196	0.24
Third Quarter	749	0.94
Fourth Quarter	853	1.08
Year	2,314	2.86

2019
First Quarter	293	0.38
Second Quarter	1,212	1.57
Third Quarter	424	0.56
Fourth Quarter	271	0.36
Year	2,200	2.88

2020
First Quarter	(188)	(0.25)
Second Quarter	(526)	(0.72)
Third Quarter	3	-
Fourth Quarter	(1,146)	(1.56)
Year	(1,857)	(2.53)

2021
First Quarter	392	0.53
Second Quarter	366	0.50
Year	758	1.04
(a)	Computed using the average number of shares outstanding during each period. The sum of the quarters presented may not add to the year total.

IMPERIAL OIL LIMITED

Attachment VI

Non-GAAP financial measures

Certain measures included in this document are not prescribed by U.S. Generally Accepted Accounting Principles (GAAP). These measures constitute “non-GAAP financial measures” under Securities and Exchange Commission Regulation G. Reconciliation of these non-GAAP financial measures to the most comparable GAAP measure, and other information required by this regulation have been provided. Non-GAAP measures do not have a standardized definition and as such, may not be directly comparable to measures presented by other companies, and should not be considered a substitute for GAAP financial measures.

Cash flows from (used in) operating activities excluding working capital

Cash flows from (used in) operating activities excluding working capital is the total cash flows from operating activities less the changes in operating assets and liabilities in the period. Management believes it is useful for investors to consider these numbers in comparing the underlying performance of the company’s business across periods when there are significant period-to-period differences in the amount of changes in working capital. Changes in working capital is equal to “Changes in operating assets and liabilities” as disclosed in the company’s Consolidated statement of cash flows and in Attachment II of this document. This measure assesses the cash flows at an operating level, and as such, does not include proceeds from asset sales as defined in Cash flows from operating activities and asset sales in the Frequently Used Terms section of the company’s annual Form 10-K.

	Second Quarter		Six Months
millions of Canadian dollars	2021	2020	2021	2020
Cash flows from (used in) operating activities	852	(816)	1,897	(393)

Less changes in working capital
Changes in operating assets and liabilities	(41)	(241)	(64)	(429)
Cash flows from (used in) operating activities excl. working capital	893	(575)	1,961	36

Free cash flow

Free cash flow is cash flow from operating activities less additions to property, plant and equipment and equity company investments plus proceeds from asset sales. This measure is used to evaluate cash available for financing activities (including but not limited to dividends and share purchases) after investment in the business.

	Second Quarter		Six Months
millions of Canadian dollars	2021	2020	2021	2020
Cash flows from (used in) operating activities	852	(816)	1,897	(393)

Cash flows from (used in) investing activities
Additions to property, plant and equipment	(241)	(205)	(408)	(515)
Proceeds from asset sales	35	40	42	49
Loans to equity companies - net	(1)	(7)	12	(14)
Free cash flow	645	(988)	1,543	(873)

IMPERIAL OIL LIMITED

Net income (loss) excluding identified items

Net income (loss) excluding identified items is total net income (loss) excluding individually significant non-operational events with an absolute corporate total earnings impact of at least $100 million in a given quarter. The net income (loss) impact of an identified item for an individual segment may be less than $100 million when the item impacts several segments. Management believes it is useful for investors to consider these figures in comparing the underlying performance of the company’s business across periods when one, or both, periods include identified items. All identified items are presented on an after-tax basis.

	Second Quarter		Six Months
millions of Canadian dollars	2021	2020	2021	2020
Net Income (loss) (U.S. GAAP)	366	(526)	758	(714)

Less identified items included in Net income (loss)
Non-cash inventory valuation (lower of cost or market)	-	281	-	-
Subtotal of identified items	-	281	-	-

Net income (loss) excluding identified items	366	(807)	758	(714)

Cash operating costs (cash costs)

Cash operating costs consist of (1) Production and manufacturing, (2) Selling and general and (3) Exploration, from the company’s Consolidated statement of income, and as disclosed in Attachment III of this document. The sum of these income statement lines serve as an indication of cash operating costs and do not reflect the total cash expenditures of the company. This measure is useful for investors to understand the company’s efforts to optimize cash through disciplined expense management.

Reconciliation of cash operating costs
	Second Quarter		Six Months
millions of Canadian dollars	2021	2020	2021	2020
From Imperial’s Consolidated statement of Income
Total expenses	7,576	4,403	14,062	11,348
Less:
Purchases of crude oil and products	4,867	2,115	8,754	6,341
Federal excise taxes and fuel charge	465	369	869	820
Depreciation and depletion	450	413	944	886
Non-service pension and postretirement benefit	10	30	21	60
Financing	13	17	27	36
Total cash operating costs	1,771	1,459	3,447	3,205

Components of cash operating costs
	Second Quarter		Six Months
millions of Canadian dollars	2021	2020	2021	2020
From Imperial’s Consolidated statement of Income
Production and manufacturing	1,569	1,273	3,054	2,852
Selling and general	200	183	389	349
Exploration	2	3	4	4
Cash operating costs	1,771	1,459	3,447	3,205

Upstream	1,168	887	2,279	1,996
Downstream	499	478	958	1,067
Chemicals	68	67	143	155
Corporate/Eliminations	36	27	67	(13)
Cash operating costs	1,771	1,459	3,447	3,205

IMPERIAL OIL LIMITED

Unit cash operating cost (unit cash costs)

Unit cash operating costs (unit cash costs) are calculated using total gross oil-equivalent production, and are calculated for the Upstream segment, as well as the major Upstream assets. This measure is useful for investors to understand the expense management efforts of the company’s major assets as a component of the overall Upstream segment. Unit cash operating cost, as used by management, does not directly align with the definition of “Average unit production costs” as set out by the U.S. Securities and Exchange Commission (SEC), and disclosed in the company’s SEC Form 10-K.

	Second Quarter
	2021					2020
millions of Canadian dollars	Upstream (a	)	Kearl	Cold Lake	Syncrude	Upstream (a	)	Kearl	Cold Lake	Syncrude
Production and manufacturing	1,166		461	254	391	884		355	234	243
Selling and general	-		-	-	-	-		-	-	-
Exploration	2		-	-	-	3		-	-	-
Cash operating costs	1,168		461	254	391	887		355	234	243

Gross oil-equivalent production	401		181	142	47	347		135	123	50
(thousands of barrels per day)

Unit cash operating cost ($/oeb)	32.01		27.99	19.66	91.42	28.09		28.90	20.91	53.41
USD converted at the quarterly average forex	25.93		22.67	15.92	74.05	20.22		20.81	15.06	38.46
2021 US$0.81; 2020 US$0.72

	Six Months
	2021					2020
millions of Canadian dollars	Upstream (a	)	Kearl	Cold Lake	Syncrude	Upstream (a	)	Kearl	Cold Lake	Syncrude
Production and manufacturing	2,275		916	514	724	1,992		845	468	551
Selling and general	-		-	-	-	-		-	-	-
Exploration	4		-	-	-	4		-	-	-
Cash operating costs	2,279		916	514	724	1,996		845	468	551

Gross oil-equivalent production	417		180	141	63	383		147	131	61
(thousands of barrels per day)

Unit cash operating cost ($/oeb)	30.19		28.12	20.14	63.49	28.63		31.58	19.63	49.63
USD converted at the YTD average forex	24.15		22.50	16.11	50.79	20.90		23.05	14.33	36.23
2021 US$0.80; 2020 US$0.73

(a)	Upstream includes Kearl, Cold Lake, Imperial’s share of Syncrude and other.